Exhibit 107

Calculation of Filing Fee Table

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

T20 HOLDINGS LTD.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)(2)(3)	Maximum Aggregate Offering Price(1)(2)(3)	Fee Rate	Amount of Registration Fee(4)
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, no par value per share	457(o)			$18,198,750	0.0001102	$2,005.50
	Equity	Representative’s Warrants(5)	457(g)	—	—	—	—	—
	Equity	Ordinary Shares underlying the Representative’s Warrants(6)	457(o)			$545,964	0.0001102	$60.17
Fees Previously Paid	—	—	—	—	—	—	—	—
			Total Offering Amounts			$18,744,714		$2,065.67
			Total Fees Previously Paid					$3,763.62
			Total Fee Offsets					$0
			Net Fees Due					$(1,697.95)

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes the aggregate offering price of additional Ordinary Shares that the underwriters have the option to purchase and of the 637,500 additional Ordinary Shares being sold to the underwriters by the selling shareholder.

(3)	Pursuant to Rule 416 under the Securities Act, the Ordinary Shares being registered hereunder include such indeterminate number of shares as may be issuable with respect to the Ordinary Shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(5)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(6)

The Registrant has agreed to issue, at the closing of this offering, warrants to EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters, entitling it to purchase the number of Ordinary Shares equal to three percent (3%) of the Ordinary Shares to be issued and sold in this offering. The warrants are exercisable for a price per share equal to 100% of the public offering price. The warrants are exercisable at any time, and from time to time, in whole or in part, during the four and one-half year period commencing 180 days from the effective date of the offering. The registration statement also covers Ordinary Shares issuable upon the exercise of the representative’s warrants.